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                                                                       EXHIBIT 2

                                                                  EXECUTION COPY


                              EMPLOYMENT AGREEMENT


          THIS AGREEMENT is made as of June 1, 1999, between The Derby Cycle Corporation, a Delaware corporation (the "Company"), and Dan S. Lynch ("Executive").

          In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in paragraph 4 hereof (the "Employment Period").

          2.   Position and Duties.

          (a) During the Employment Period, Executive shall serve as the Chief Financial Officer of the Company and shall have the normal duties, responsibilities and authority of the Chief Financial Officer, subject to the power of the Company's President and the Company's board of directors ("Board") to expand or limit such duties, responsibilities and authority and to override actions of officers of the Company.

          (b) During the Employment Period, Executive shall report to the Company's President and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its subsidiaries. Executive shall perform his duties and responsibilities to the Company and its subsidiaries hereunder to the best of his abilities in a diligent, trustworthy and businesslike manner. The Executive and the Company hereby agree that the Executive's principal office will be located in the Stamford, Connecticut area.

          3.   Compensation and Benefits.

          (a) During the Employment Period, Executive's base salary shall be $250,000 per annum or such higher rate as the Board may designate from time to time (the "Base Salary"), which salary shall be payable in regular installments in accordance with the Company's general payroll practices. In addition, during the Employment Period, Executive shall be entitled to participate in all of the Company's employee benefit programs (including medical, pension and life insurance) for which senior executive employees of the Company are generally eligible, and Executive shall be entitled to four weeks of paid vacation each year, which if not taken during any year may not be carried forward to any subsequent year. Such vacation shall be taken at such time or times as the Company's President approves in advance. To the extent such information is not received prior to the date hereof, the Company shall provide information to the Executive regarding all benefits that will be available to him as soon as reasonably possible after commencement of the Employment Period.

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          (b)  For each calendar year during the Employment Period, beginning with calendar year 2000, (i) the Company shall pay to the Executive a bonus ("Executive Bonus") of up to fifty percent (50%) of his Base Salary based upon the achievement of financial targets for the Company for such fiscal year, with such financial targets to be determined by the Board on or about the first quarter of each such calendar year and (ii) Executive shall be eligible for an additional discretionary bonus, with the grant and amount of such bonus, if any, to be at the sole discretion of the Company's President and Board; provided that, Executive's 1999 fiscal year bonus shall be no less than seventy-five thousand United States dollars ($75,000).

          (c) During the Employment Period, the Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses.

          4.   Termination.

          (a) The Employment Period shall continue until Executive's resignation, death or Disability or until the Board determines in its good faith judgment that termination of Executive's employment is in the best interests of the Company; provided that:

               (i) the Executive hereby agrees not to resign from the Company without Good Reason until and unless the Executive provides to the Company three months prior written notice and an opportunity to cure; and

               (ii) if the Company terminates the Executive's employment without Cause, or the Executive terminates his employment for Good Reason, the Company shall (i) continue to pay the Executive's Base Salary for a one year period after termination, with such payment made, at the Company's sole option, either as a lump sum amount or in accordance with the Company's general payroll practices (ii) shall, during such one year period, provide health coverage, under the same conditions as existed at the time of termination and (iii) shall pay, on a pro-rata basis, Executive his Executive Bonus for the year which termination occurs, with such pro-rata bonus to be paid at such time as other executives of the Company are paid similar bonuses.

          (b) Except as otherwise expressly provided herein, all of Executive's rights to salary, bonuses, fringe benefits and other compensation hereunder which accrue or become payable after the termination or expiration of the Employment Period shall cease upon such termination or expiration. The Company may offset any amounts Executive owes it or its subsidiaries against any amounts it owes Executive hereunder.

          (c) For purposes of this Agreement, "Cause" shall mean (i) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving material dishonesty, disloyalty or fraud with respect to the Company or any of its subsidiaries or any of their customers or suppliers, (ii) chronic drug or alcohol abuse or other repeated conduct causing the Company or any of its subsidiaries substantial public disgrace or disrepute or economic harm, (iii) substantial and repeated failure to perform duties as reasonably


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directed by the Board or the Company's President, after having been given twenty days' written notice and opportunity to cure (iv) gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or (v) any other material breach of this Agreement.

          (d) For purposes of this Agreement, "Good Reason" shall mean (i) a material breach of this Agreement by the Company, (ii) a material change in the Executive's duties or responsibilities, (iii) a change in the Executive's reporting relationship so that he no longer reports directly to the Company's President, and (iv) a relocation of the Executive's work site to a location 75 miles or more from the Stamford, Connecticut area or such other location as established by the Company during the Summer of 1999.

          (e) For the purposed of this Agreement, "Disability" shall mean a disability through any illness, injury, accident, or condition of either a physical or psychological nature and, as a result, the Executive is, with or without reasonable accommodation, unable to perform the functions of the services contemplated hereunder for (a) a period of 75 consecutive days, or (b) for shorter periods aggregating 100 days during any 12 month period during the Employment Period.

          5. Confidential Information. Executive acknowledges that the non-public information, observations and data (including trade secrets) obtained by him while employed by the Company and its subsidiaries concerning the business or affairs of the Company, and its subsidiaries ("Confidential Information") are the property of the Company or such subsidiaries. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Board .

          6.   Non-Compete, Non-Solicitation.

          (a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that in the course of his employment with the Company and its subsidiaries he shall become familiar with the Company's trade secrets and with other Confidential Information concerning the Company and its subsidiaries and that his services shall be of special, unique and extraordinary value to the Company and its subsidiaries. Therefore, Executive agrees that, during the Employment Period and for one year thereafter (the "Noncompete Period"), he shall not directly or indirectly own any interest in (other than an interest of 5% or less in any publicly-traded company), manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or its subsidiaries, as such businesses exist, within any geographical area in which the Company or its subsidiaries engage in such businesses.

          (b) During the Noncompete Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any of its subsidiary to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any of its subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company or any of its subsidiary at any time during the Employment Period or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any of its subsidiaries


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(including, without limitation, making any negative or disparaging statements or communications regarding the Company or its subsidiaries).

          (c) If, at the time of enforcement of paragraphs 5 or 6 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. In the event a breach or threatened breach of this Agreement, the Company or its successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

          7. Executive's Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) except as set forth on Schedule A, Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

          8. Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

          9. Governing Law. The validity, construction, interpretation, administration and effect of this Agreement shall be governed, construed and interpreted under the laws of the state of New York without giving any effect to any choice of law rules of any state.

          10.  Signing Bonus and Attorney's Fees.

          (a) On the date hereof, the Company paid Executive a signing bonus of thirty-five thousand United States dollars (US$35,000) (the "Signing Bonus"). Executive hereby agrees to repay to the Company such Signing Bonus (the "Signing Bonus Repayment") if prior to the first anniversary of the date hereof Executive either (i) resigns from the Company without Good Reason or (ii) is dismissed by the Company with Cause, with such Signing Bonus Payment being made by Executive in immediately available funds within 15 days of such resignation or dismissal, as the case may be.

          (b) The Company shall pay the Executive's reasonable attorneys' fees for the preparation and negotiation of this Agreement and related documents entered into on the date hereof;

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provided that, the Company's obligations to reimburse such attorney's fee shall in no event exceed seven thousand five hundred United States dollars (US$7,500).

          11. Arbitration. Sections 4.7 and 4.8 of the Management Stock Purchase Agreement, dated as of the date hereof between the parties hereto, is hereby incorporated herein by reference.


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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                         THE DERBY CYCLE CORPORATION



                                         By:__________________________________

                                         Its:_________________________________



                                         _____________________________________
                                                      DAN S. LYNCH